Exhibit 10.2

CHANGE OF EMPLOYMENT STATUS AND RELEASE AGREEMENT

THIS CHANGE OF EMPLOYMENT STATUS AND RELEASE AGREEMENT (this “Agreement”), effective as of May 7, 2014 (the “Effective Date”), is made by and between Thomas J. Murray (hereinafter “Mr. Murray”), and Engility Corporation, a Delaware corporation (hereinafter, “Engility” or the “Company”).
WHEREAS, Mr. Murray is a full time employee and executive officer of Engility and, as such, is covered by Engility Holdings, Inc. (“Engility Holdings”) Severance Plan (“Severance Plan”); and
WHEREAS, Mr. Murray and the Company voluntarily and mutually desire to change Mr. Murray’s employment status with the Company from (i) full to part-time, effective January 2, 2015, and (ii) from part-time to retired effective March 28, 2015, in each case without triggering the provisions of the Severance Plan.
NOW IN CONSIDERATION of the mutual promises and covenants provided for by this Agreement, the sufficiency of which the parties acknowledge, the parties do hereby agree as follows:
As of the Effective Date of this Agreement:
1.Mr. Murray’s employment status with the Company will remain full-time until January 2, 2015, at which time it will change from full-time to part-time, working no more than 20 hours per week on average.
2.Mr. Murray will continue to report to the President and Chief Executive Officer (“CEO”) of the Company until his March 28, 2015 retirement date.
3.Effective January 2, 2015, Mr. Murray’s title will change from “Vice President, Human Resources” to “Senior Advisor, Human Resources” and his annual base salary will change from $260,000 to $150,000.
4.Following January 2, 2015, Mr. Murray’s primary responsibility will be to assist in the transition of his job duties to his successor, along with such other duties as the President and Chief Executive Officer may assign.

5.Mr. Murray hereby waives and releases the Company from any and all legal claims, charges, complaints, rights to additional compensation or any other form of action that he may have pursuant to the Severance Plan as a result of his change in employment status under this Agreement or otherwise. Notwithstanding the foregoing, if the Company should terminate Mr. Murray’s employment for any reason other than for Cause (as defined in the Severance Plan) prior to March 28, 2015, the waiver and release under this Section 6 shall become null and void, and Mr. Murray shall retain all rights and remedies under the Severance Plan to which he would have been entitled on or before January 1, 2015. For the purpose of this Section 6 only, (A) the “Company” shall include (i) Engility and its successors, assigns, divisions, subsidiaries, parents and related or affiliated companies or organizations; (ii) its and their current, future, or former directors, employees, officers, agents or contractors; and (iii) any and all welfare or benefit plans of Engility, including all current, future, and former employees, trustees and administrators of any such plans and (B) “Mr. Murray” shall include his heirs, successors, executors, administrators, and assigns.
6.Notwithstanding the change to his employment status effected by this Agreement, Mr. Murray shall retain all rights and remedies set forth in the Engility Holdings Change in Control Severance Plan so long as he remains employed by Engility.
7.Except as expressly set forth herein, Mr. Murray hereby waives the right to receive any benefits under any current or future plans and programs of the Company or Engility Holdings, including, without limitation, any medical, dental, disability, life insurance, executive-level or other benefits, from and after March 28, 2015. In full consideration for this waiver, the Company will pay for Mr. Murray’s continued health care coverage (including his eligible dependants) under COBRA or the Patient Protection and Affordable Care Act until Mr. Murray attains the age of 67. In the event that Mr. Murray elects to re-enter the workforce following his retirement but prior to his 67th birthday and secures employment through which health care benefits are available, the Company shall no longer be obligated to pay for Mr. Murray’s health care coverage.
8.For the avoidance of doubt, Mr. Murray shall remain eligible to receive a payment pursuant to the Company’s Annual Incentive Compensation Plan (“AICP”) for fiscal year 2014, which will be paid in 2015 if earned in accordance with the Company’s practices for its other employees.

9.For fiscal year 2015 and beyond, Mr. Murray shall not be eligible to participate in any annual or long term incentive plans of the Company, including without limitation, the Company’s AICP or Long Term Incentive Plan programs.
10.For the avoidance of doubt, Mr. Murray’s change in employment status pursuant to this Agreement does not affect his rights under any previously granted equity awards. Notwithstanding the foregoing, the definition of (i) “retirement” under each of Mr. Murray’s restricted stock unit agreements set forth on Exhibit A hereto (the “RSU Agreements”) and (ii) “qualifying retirement” under each of Mr. Murray’s performance share award agreements set forth on Exhibit B hereto (the “Performance Share Agreements”) are each hereby amended to delete the requirement for five years of continuous service with the Company. As a result, Mr. Murray’s retirement on March 28, 2015 will be deemed a (i) “retirement” for all purposes under the RSU Agreements and (ii) a “qualifying retirement” for all purposes under the Performance Share Agreements.
11.Subject to Mr. Murray’s rights set forth herein, Mr. Murray’s employment by the Company is employment “at will” for an indefinite term, and may be terminated on any date at the option of Mr. Murray or the Company at any time with or without cause or notice, for any reason or no reason at all.
12.All statements, representations, warranties, covenants and agreements in this Agreement will be binding on the parties hereto and will inure to the benefit of the respective successors and permitted assigns of each party hereto.
13.You hereby acknowledge that you have had adequate opportunity to review these terms and conditions and to reflect upon and consider the terms and conditions of this Agreement, and that you have had the opportunity to consult with counsel of your own choosing regarding such terms. You further acknowledge that you fully understand the terms of this Agreement and have voluntarily executed this Agreement.
15.    This Agreement is governed by the laws of the Commonwealth of Virginia without giving effect to conflict of laws principals. Both parties hereby waive and renounce in advance any right to a trial by jury in connection with such legal action. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

16.The parties agree that this Agreement may be executed by fax, facsimile, email, or similar electronic means and shall be as effective as and as binding as if the Agreement was executed with original signatures. The parties also agree that this Agreement may be executed in duplicate, with each party retaining one original.
IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Change of Employment Status and Release Agreement as of the date set forth opposite their signature below.

THOMAS J. MURRAY

May 7, 2014                By:    /s/ Thomas J. Murray
Date                        Thomas J. Murray
Vice President, Human Resources

ENGILITY CORPORATION

May 7, 2014                By:    /s/ Thomas O. Miiller
Date                        Thomas O. Miiller
SVP, General Counsel and Corporate Secretary

Exhibit A
Restricted Stock Unit Agreements

•	Engility Holdings, Inc. 2012 Long Term Performance Plan Restricted Stock Unit Agreement, between Thomas J. Murray and Engility Holdings, Inc., effective as of July 18, 2012

•	Engility Holdings, Inc. 2012 Long Term Performance Plan Restricted Stock Unit Agreement, between Thomas J. Murray and Engility Holdings, Inc., effective as of March 26, 2013

•	Engility Holdings, Inc. 2012 Long Term Performance Plan Restricted Stock Unit Agreement, between Thomas J. Murray and Engility Holdings, Inc., effective as of March 7, 2014

Exhibit B
Performance Share Award Agreements

•	Engility Holdings, Inc. 2012 Long Term Performance Plan Performance Share Award Agreement, between Thomas J. Murray and Engility Holdings, Inc., effective as of March 26, 2013

•	Engility Holdings, Inc. 2012 Long Term Performance Plan Performance Share Award Agreement, between Thomas J. Murray and Engility Holdings, Inc., effective as of March 7, 2014

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